CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year Ended December 31,
Cash flows from operating activities:                    1995        1994        1993
  Net income                                       $3,358,000  $2,617,000  $2,219,000
  Add (deduct) items not affecting cash
     Depreciation and amortization                    252,000     685,000     541,000
     Deferred income taxes                          1,404,000   1,265,000   1,363,000
     Gain on sale of assets                        (1,293,000)    (76,000)      ---
     Equity in earnings of First Indiana Corp.     (3,938,000) (2,616,000) (3,614,000)
     Dividends received from First Indiana Corp.      846,000     782,000     531,000
     Other, net                                       (28,000)    (70,000)    (39,000)
     Changes in operating assets and liabilities:
       Trade accounts, notes, & other receivables   5,065,000  (3,955,000)    544,000
       Contracts in progress, unbilled & inventory  2,159,000    (953,000)    303,000
       Prepaid expenses                               106,000     (18,000)    (50,000)
       Accounts payable and accrued expenses       (2,427,000)  2,184,000     497,000
       Accrued and refundable income taxes           (246,000)      ---       125,000
Net cash provided (used) by operating activities    5,258,000    (155,000)  2,420,000

Cash flows from investing activities:
  Proceeds from sale of assets                      5,222,000   1,437,000       7,000
  Increase in investment in First Indiana Corp.         ---      (595,000)      ---
  Purchase of property, plant and equipment           (44,000) (1,250,000) (1,222,000)
  Decrease (increase) in other assets                  70,000    (339,000)      ---
  Increase in long-term notes receivable             (260,000)    (13,000)    (45,000)
  Increase in short-term investments, at cost      (7,076,000)      ---         ---
Net cash used by investing activities              (2,088,000)   (760,000) (1,260,000)

Cash flows from financing activities:
  Proceeds from long-term borrowings                    ---         ---     2,500,000
  Principal payments on long-term borrowings       (3,000,000)      ---    (2,614,000)
  Proceeds from minority investment in subsidiary                 525,000     539,000
  Proceeds from reissue of treasury shares            267,000     227,000       ---
  Purchase of treasury shares                        (417,000)   (126,000)      ---
  Cash dividends paid                                (327,000)   (164,000)      ---
Net cash provided (used) by financing activities   (3,477,000)    462,000     425,000

Increase (decrease) in cash and cash equivalents     (307,000)   (453,000)  1,585,000

Cash and cash equivalents at beginning of period    2,006,000   2,459,000     874,000

Cash and cash equivalents at end of period         $1,699,000  $2,006,000  $2,459,000
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See accompanying Notes to Consolidated Financial Statements.

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